Exhibit 10.2

RIGHT OF ACCESS AND USE AGREEMENT

This Right of Access and Use Agreement(the “Agreement”) is made and entered into as of January  31 , 2007 by and between Pinnacle Casinos and Resorts, LLC, a Michigan limited liability company (“Pinnacle”), Colorado Casino Resorts, Inc., a Texas corporation (“CCRI”) (except where otherwise specifically provided in this Agreement, Pinnacle and CCRI are collectively referred to as “Landlord”), and Southwest Eagle, LLC, a Minnesota corporation (“Southwest”) or its subsidiary (except where otherwise specifically provided in this Agreement, Southwest and its subsidiary are collectively referred to as “Tenant”).  Landlord and Tenant are sometimes referred to in this Agreement as a party or the parties.

BACKGOUND

A.            The current shareholders of CCRI have entered into a Securities Purchase Agreement with Pinnacle dated October 7, 2005, under which Pinnacle will acquire all of the outstanding shares of CCRI.

B.            Southwest and Pinnacle have entered into an agreement under which Southwest will acquire the operating assets and business of the Double Eagle Hotel & Casino and Gold Creek Casino (collectively, the “Double Eagle”) from Pinnacle simultaneous with the closing of Pinnacle’s acquisition of the CCRI Stock.

C.            Pinnacle agrees to cause CCRI, simultaneous with the sale of the Double Eagle to Southwest to enter into this Agreement.

AGREEMENT

1.             Off-Site Properties.  Landlord hereby agrees to permit Tenant, in consideration of Tenant’s payment of $50 per year, the exclusive right to access and use the “Off-Site Properties”, which consists of that certain real property and improvements owned by Landlord or its affiliates and situated in Cripple Creek, Colorado that is not physically connected with the Double Eagle but is, or could be, used in connection with the Double Eagle’s operation, the legal description of which is stated on Exhibit A to this Agreement (the “Off-Site Properties”), together with all furniture, fixtures and equipment located therein and owned or controlled by Landlord.

2.             Term.  The term of this Agreement commences upon the date (the “Commencement Date”) that Tenant opens the Double Eagle as a public casino under Tenant’s management and then continues for a period of thirty (30) years (the “Initial Term”). The term of the Agreement may be extended, at Tenant’s option, for up to an additional fifteen (15) years in the form of three (3) five-year options (the “Extension Term”), all or any of which Tenant may exercise by providing Landlord with written notice of Tenant’s intention to extend the lease term no less than sixty (60) days before expiration of the Initial Term or any Extension Term.

3.             Use of Premises.

A.            Tenant may use the Off-Site Properties for any lawful purpose, including, without limitation, hotel operations, restaurant operations, parking, retail sales operations, and a casino as contemplated by the Colorado Limited Gaming Act, C.R.S. §12-47.1-101, et seq. (the “Gaming Act”) (the Gaming Act and all amendments and gaming regulations now existing or hereafter adopted, and all gaming-related laws of the City of Cripple Creek and the County of Teller, are sometimes collectively referred to in this Agreement as the “Gaming Laws”), and for any other ancillary or related use(s) as may be permitted by law.  Landlord will have no control over or power to influence decisions concerning operation of the Premises.

B.            Landlord agrees to cooperate as reasonably required by Tenant to assist Tenant in obtaining and maintaining such licenses for the Off-Site Properties as Tenant requires and will, in particular, execute any and all documents necessary to obtain such licenses.  Landlord will not cause any such licenses to be denied, revoked, not renewed, or suspended, whether through actions of Landlord prior to the issuance of such licenses or thereafter during the Agreement Term.

C.            Landlord further agrees that from and after the date the parties execute this Agreement, Landlord must not grant or convey any easement, lease, encumbrance, license, permit, or any other legal or beneficial interest in or to the Premises without the prior written consent of Tenant, nor may Landlord violate, or allow the violation of, any law, ordinance, rule or regulation affecting the Premises.  Landlord will do or cause to be done all things reasonably within its control to preserve intact and unimpaired any and all rights of way, easements, grants, appurtenances, privileges, and licenses in favor of or constituting any portion of the Premises.

D.            Tenant will, at its own expense, keep the Off-Site Properties in good repair and tenantable condition and indemnify Landlord against any loss, damage or expense arising by reason of any failure of Tenant so to keep the Off-Site Properties or due to any act of neglect of Tenant, its agents, employees, contractors, invitees, licensees, tenants or assigns.  If Tenant fails to perform, or cause to be performed, such maintenance and repairs, then at the option of Landlord, any such maintenance and repair may be performed or caused to be performed by Landlord, and the reasonable cost and expense thereof charged to Tenant, and Tenant will pay the amount thereof to Landlord on demand as additional rent.

E.             Except as otherwise provided in this Agreement, Tenant will, at its own expense, comply with all statutes, regulations, rules, ordinances and orders of any governmental body, department or agency thereof that apply to or result from Tenant’s use or occupancy of the Off-Site Properties.

4.             Improvements to Off-Site Properties.

A.            Improvements by Landlord to Off-Site Properties.  Landlord may, after providing Tenant with at least ninety (90) days prior written notice, improve or permit the improvement of any portion of the Off-Site Properties not contiguous with or adjacent to the Double Eagle for any purpose other than in support of the Double Eagle’s operation, except:

(i)            Landlord may not use or permit the use of the Off-Site Properties to compete with the Double Eagle in any way, directly or indirectly, whether for a casino or ancillary casino facilities or improvements (including, by way of example and without limitation, parking by or for hotels or casinos other than the Double Eagle) or otherwise; and

(ii)           If the portion of the Off-Site Properties to be developed is use by Tenant at the time the notice is delivered, Landlord must provide Tenant with alternative property (which may or may not be part of the Off-Site Properties) for Tenant’s use that is reasonably acceptable to Tenant, at no additional cost to Tenant.

B.            Effect of Improvements by Landlord.  Any portion of the Off-Site Properties improved by Landlord in accordance with Section 4.A. will no longer be subject to this Agreement (except that the limitation on competitive use under Section 4.A(i) will continue to apply) and Exhibit A and will be deemed amended by deletion of the legal description of such property.  Termination of this Agreement with regard to any portion of the Off-Site Properties in accordance with Section 4.A. will not affect any other provision of this Agreement.

C.            Improvements by Tenant.  Tenant is permitted, subject to Landlord’s prior written approval, to improve any portion of the Off-Site Properties for any purpose.  If Tenant improves any portion of the Off-Site Properties as provided in this Section 4.C., Landlord’s right to improve such property under Section 4.A. of this Agreement terminates.

5.             Quiet Enjoyment.  So long as Tenant is not in material, uncured default under this Agreement, Landlord must permit Tenant to peaceably and quietly use and enjoy the Premises during the Agreement Term without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord.  Notwithstanding the foregoing, Landlord may conduct reasonable inspections of the Premises upon providing ten (10) days prior written notice of such inspection to Tenant.

6.             Casualty and Restoration of the Premises.  If the Premises are damaged by fire or other casualty during the Agreement Term, Tenant may, at its option, (i) terminate the Agreement, retain such insurance proceeds as relate to improvements made by Tenant on the Premises before the casualty, and permit use of whatever portion of the remaining proceeds is necessary to restore the Premises to their condition as of the

Commencement Date of this Agreement, or (ii) retain all insurance proceeds received as a result of the casualty, use the same to restore the Premises to their condition as of the Commencement Date of this Agreement, and continue to this Agreement.  Tenant must notify Landlord in writing within thirty (30) days following the occurrence of any casualty concerning which of these two options Tenant has chosen, and rent will abate during the thirty (30) day period.

7.             Condemnation.  If any portion of the Premises is taken by right of eminent domain or by condemnation, or is conveyed in lieu of any such taking, Tenant may terminate this Agreement and retain those condemnation proceeds that relate to improvements made by Tenant on the Premises before the taking or condemnation.

8.             Right of First Refusal. Beginning on the 10th anniversary of the Commencement Date, if Landlord desires to transfer, assign or otherwise convey all or any portion of its interest in the Off-Site Properties, whether initiated by Landlord or by an offer to purchase from a third party, Landlord must so notify Tenant in writing (the “Notice”), specifying the terms and conditions and the price at which Landlord intends to offer its interest (collectively, the “Terms”).  Tenant will have thirty (30) days (or any longer period stated in any offer received from a third party) after receipt of the Notice within which to notify Landlord that Tenant desires to purchase the interest being offered on the Terms.  If Tenant fails to so notify Landlord, Landlord will be free to consummate a transaction with a third party on the Terms at any time within the three (3) months immediately following expiration of Tenant’s notification period without re-offering the transaction to Tenant.  If no sale occurs with that three (3) month period, then prior to consummating any transaction, the provisions of this Section 8 must again be complied with. If Tenant timely notifies Landlord that Tenant desires to exercise the right to purchase contemplated by this Section 8, the closing will occur on the Terms within ninety (90) days of the date of Tenant’s giving such notice.  During the first four years of this Agreement, Tenant’s right of first refusal as described in this Section 8 will be subordinate to the right Michael Smith and Gilbert Sisneros to purchase the Off-Site Properties from CCRI.

9.             Assignment.

A.            By Landlord.  Landlord may assign this Agreement upon written notice to Tenant, provided that such assignment is permitted by the Gaming Laws, and further provided that any such assignment is subject to Tenant’s right of first refusal stated in Section 11 of this Agreement.

B.            By Tenant.  Tenant may assign this Agreement upon written notice to Landlord, provided that such assignment is permitted by the Gaming Laws.

10.          Landlord’s Additional Representations and Warranties.  Landlord represents and warrants that to the best of Landlord’s knowledge and belief as of the Commencement Date of this Agreement:

A.            There is no litigation pending or threatened that in any manner affects the Premises.

B.            There are no violations of any federal, state, or local law, code, ordinance, rule, regulation, or requirement affecting the Premises.

C.            The Premises have full and free access to and from public highways, streets, and/or roads adjacent to the Premises, and Landlord has no knowledge of any fact or condition that would result in the termination of such access.

D.            Landlord has not received any notices, demands, or deficiency comments from any mortgagee of the Premises or from any state, municipal, or county government or any agency thereof with regard to the Premises.

E.             Landlord has not received any notice of, and has no other knowledge or information of, any pending or contemplated change in any applicable law, ordinance, or restriction; or of any pending or threatened judicial or administrative action; or of any action pending or threatened by adjacent landowners; or of any natural or artificial condition upon the Premises, or any part thereof, any of which would result in any material change in the condition of the Premises, or any part thereof, or in any way limit or impede the operation of the Double Eagle.

F.             Landlord has not entered into any agreements with the City of Cripple Creek, the County of Teller, or the State of Colorado, or any other governmental entity with respect to the Premises that may result in liability or expense to Tenant, and further, that there are no special improvement assessments relating to the Premises.

G.            Each and every document, schedule, item and other information to be delivered to Tenant by Landlord under this Agreement is true, accurate and correct, and no such document, schedule or information contains or will contain any untrue statement of a material fact, or omits or will omit a material fact.

11.          Miscellaneous.

A.            No Implied Waiver.  No failure by either party to insist upon the strict performance of any term, covenant or agreement in this Agreement, or to exercise any right or remedy in connection with this Agreement, and no acceptance of full or partial payment during the continuance of any default by Landlord or Tenant, will constitute a waiver of any term, covenant or agreement or any right or remedy or any default by Landlord or Tenant.

B.            Survival of Provisions.  Notwithstanding any termination of this Agreement, the Agreement will continue in full force and effect as to any provisions of this Agreement that specifically contemplate and require observance or performance by Landlord or Tenant subsequent to termination.

C.            Binding Effect.  This Agreement extends to and binds the heirs, executors, legal representatives, successors, and permitted assign of Landlord and Tenant.  The terms, covenants, agreements and conditions in this Agreement must be construed as covenants running with the Premises.

D.            Recording, Subordination and Attornment.  This Agreement and/or any Memorandum of this Agreement may, at Tenant’s sole option, be recorded in a manner and at a time selected by Tenant in its sole discretion.  In addition, upon execution of this Agreement and as a condition precedent to the commencement of the Term of this Agreement, Landlord must obtain from Landlord’s mortgage lender(s) subordination and attornment agreements in form and substance satisfactory to Tenant.

E.             Notices.  All notices required or permitted under this Agreement must be given by registered or certified mail, return receipt requested, correctly addressed and postage prepaid, or by hand or commercial carrier delivery, or by facsimile as follows:

If to Southwest:	With a copy to:
Mr. Thomas E. Fox Southwest Casino Corporation 2001 Killebrew Drive, Suite 350 Minneapolis, MN 55425 (952) 853-9990	Thomas Snook, Esq. General Counsel Southwest Casino Corporation 2001 Killebrew Drive, Suite 350 Minneapolis, MN 55425 (952) 853-9990

If to Pinnacle:	With a copy to:
Dorian N. Lange 2127 University Park Drive Suite 300 Okemos, MI 48864 (517) 349-7200	Richard F. Fabiano 6629 Denham Court SE Grand Rapids, MI 49546 (616) 481-2756

Any notice delivered by mail in accordance with this section will be deemed to have been duly given on the third business day after the same is deposited in any post office or postal box regularly maintained by the United States Postal Service, properly addressed, postage prepaid.  Any notice delivered by facsimile will be deemed to have been duly given upon receipt if receipt is confirmed mechanically or by the recipient.  Any notice delivered by hand or commercial carrier will be deemed to have been given upon actual receipt.  Either party, by notice given as in this Agreement provided, may change the address to which future notices may be sent.

F.             Time of the Essence.  Time is of the essence under this Agreement for the performance and observance of all obligations of Landlord and Tenant, and all provisions of this Agreement must be strictly construed.

G.            Disclosure.  Landlord and Tenant agree to fully disclose the existence of this Agreement to any party requesting information regarding the business and financial relationship between Landlord and Tenant, including any party providing financing for the acquisition or operation of the Double Eagle by Landlord or Tenant.

H.            Captions for Convenience.  The headings and captions of this Agreement are for convenience only and must not be considered in interpreting the provisions of this Agreement.

I.              Severability.  If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement will not be affected by that holding, it being the intent of the parties that the provisions of this Agreement are enforceable to the fullest extent permitted by law.  There is deemed substituted for any invalid or unenforceable provision a valid and enforceable provision as similar as possible to the invalid provision.

J.             Venue and Governing Law.  This Agreement is governed by and interpreted under the laws of Colorado without reference to Colorado’s conflicts of law principles, and will be enforced in the courts of Colorado.

K.            Integration/Entire Agreement.  This Agreement, the Exhibits to this Agreement, and the other documents expressly referenced in this Agreement constitute the entire agreement between the parties concerning the subject matter of this Agreement, and supersede all prior or contemporaneous oral or written negotiations, understandings or agreements.

L.             Modification/Amendment.  This Agreement may not be amended, changed or modified except in a writing signed by all parties.

Signatures on next page.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

Landlord:	Tenant:

Pinnacle Casinos and Resorts, LLC	Southwest Eagle, LLC

By:	By:
Thomas E. Fox, President

Colorado Casino Resorts, Inc.
(to be executed upon acquisition of CCRI
by Pinnacle)

By: